Exhibit 99

WERNER NAMES INDUSTRY VETERAN STEVEN RICHMAN PRESIDENT AND CEO

GREENVILLE, PA, December 9, 2004 — Werner Holding Co. (PA), Inc., which through its Werner Co. subsidiary is the nation’s largest manufacturer and marketer of ladders and other climbing products, today announced that Steven P. Richman has been named President and Chief Executive Officer, effective January 4, 2005. Mr. Richman, 44, joins Werner from Skil and Bosch Tool Corporation, a division of Robert Bosch Tool Corporation, where he was President. He also has been named to Werner’s Board of Directors.

Mr. Richman assumes his new responsibilities from interim President and CEO Dana R. Snyder, who stated: “I am very excited that Werner has been able to attract Steven Richman as its next CEO. He brings to Werner operating and brand-building expertise, as well as deep familiarity with our industry from his prior leadership of Skil and Bosch Power Tools. At Skil and Bosch, he demonstrated a unique ability to grow retail and industrial sales channels, as well as speed the development of innovative products to market — attributes that promise to make Werner a stronger, more profitable company in the future. Steve is well recognized and respected in the building products and tooling industry for his leadership, and is knowledgeable of Werner’s customers, channels, markets and trends that will impact Werner’s future.”

Mr. Richman said: “I am thrilled to be joining Werner as CEO, and look forward to building on the 50-year history of product excellence and innovation that the company has come to represent. Werner today has the employees, market position and financial strength to deliver the array of product features our customers demand, and I look forward to working with the entire organization to grow Werner’s revenue and profitability.

“On behalf of all Werner’s employees, I also want to thank Dana Snyder for his steady and effective leadership during the interim period. There is a strong, talented management team in place at Werner, and the company is implementing a solid strategic plan,” concluded Mr. Richman.

Prior to his responsibilities as President at Skil and Bosch Power Tools, Mr. Richman held the position of Senior VP Sales and Marketing, where he led a 200-person, direct-sales force in growing both retail and industrial sales channels, as well as developing the Skil and Bosch brand in the North American market.

Before joining Skil and Bosch, Mr. Richman held the position of VP Sales and Marketing for Murray Inc., an $800 million worldwide outdoor power equipment manufacturer, and as Director of Consumer Product Business for Siemens Solar. He began his career at Black & Decker, where he progressed through the sales, marketing, and product management areas. Mr. Richman is a graduate of the University of California Los Angeles (UCLA).

About Werner Holding Co. (PA), Inc.
Founded in 1922, Werner operates in two business segments: Climbing Products and Extruded Products. Werner manufactures approximately 1,100 fiberglass, aluminum, and wood climbing products and accessories under the Werner, Keller and Stanley brands. The company produces five principal categories of climbing equipment: single and twin stepladders; extension, fixed, and multipurpose ladders; attic ladders; stages, planks, work platforms, and scaffolds; and assorted ladder accessories. Werner markets its products through major distribution channels, which include home improvement and other retail, hardware, and professional outlets.

In the area of Extruded Products, Werner is a manufacturer of lineal extruded products and highly-engineered fabricated parts. The company sells extruded products to customers in the automotive, electronics, architectural and construction industries who require special metallurgy, tight tolerances, unusual shapes, painting, finishing and fabrication requirements.

Werner’s operations include manufacturing facilities strategically located in Greenville, PA, Chicago, IL, Anniston, AL, Carrollton, KY, Merced, CA and Juarez, Mexico. Werner’s corporate headquarters are located in Greenville, PA. Additional information on Werner may be found at www.wernerco.com.

Contact:	Todd Fogarty/Jon Morgan
Kekst and Company
212-521-4800.

# # #